Finisar Pre-Announces Higher Third Quarter Revenues

SUNNYVALE, CA -- 02/06/2008 -- Finisar Corporation (NASDAQ: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today indicated that, on the basis of preliminary financial results, it expects to report record revenues of approximately $112 million for its third fiscal quarter ended January 27, 2008, compared to $100.7 million in revenues for the prior quarter and $107.5 million for the third quarter of fiscal 2007. Third quarter revenues are also expected to exceed guidance of $104 to $108 million provided by the Company early in the quarter. The increase in revenues over the prior quarter was due to several factors including:

--  Revenues from 10/40 Gbps products increased to approximately
    $29 million in the quarter, up $11 million from $18 million in the prior quarter. Of this increase:

      -  Approximately $8 million was from increased shipments of the
         Company's SFP+, XFP and X2 transceivers for 10 Gbps Ethernet and
         Sonet applications.

      -  Approximately $2 million was from the sale of 40 Gbps 300 pin transponders that we were unable to ship in the second quarter due to firmware problems. Those problems were corrected and the products were shipped in the third quarter.

--  Revenues from the sale of 8Gbps Fibre Channel SAN transceivers exceeded
    $2 million in the quarter.

The Company currently expects fourth quarter revenues will be in the range of $110-$115 million. The Company also reported that its balance of cash and investments that could be readily converted into cash rose to approximately $122 million, up from $115 million in the prior quarter.

Finisar plans to review its third quarter results and discuss its business outlook during a conference call for investors at 5:00 p.m. EST (2:00 p.m. PST) on March 3, 2008. The call will be broadcast live over the Internet on the Investor Relations section of Finisar's web site, located at www.Finisar.com. To listen to the Webcast, interested investors are encouraged to log onto the broadcast at least 15 minutes prior to the call. Participating in the call will be Jerry Rawls, Finisar's President and CEO, and Steve Workman, Finisar's CFO.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACTS OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding expected revenues for the third and fourth fiscal quarter. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly financial closing process which could result in adjustments to preliminary third quarter financial results. Risks that could affect the Company's fourth quarter revenues include those associated with the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Additional risks include the impact of any regulatory review or civil litigation arising from the recent filing of restated financial information. Further information regarding these and other risks relating to Finisar's business is set forth in Finisar's Annual Report on Form 10-K and other reports as filed with the Securities and Exchange Commission.

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a technology leader for fiber optic components and subsystems and network test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet Local Area Networks (LANs), Fibre Channel Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using Fibre Channel, IP, SAS, SATA and SONET/SDH protocols. The Company's headquarters is in Sunnyvale, California, USA. www.finisar.com.

Contact:
Steve Workman
Chief Financial Officer
408-548-1000

Investor Relations
408-542-5050
investor.relations@Finisar.com